Exhibit 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2205	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FIRST QUARTER FISCAL 2020 NET INCOME AND DECLARES QUARTERLY CASH DIVIDEND

Healthcare and Display Businesses Grow Quarter over Quarter

Highlights

•	Net sales for the first quarter of fiscal 2020 of $40.7 million, down 7.9% from last year’s first quarter, primarily from the decline in the PMT semiconductor wafer fab equipment business.
•	Richardson Healthcare and Canvys net sales increased by 26.8% and 1.4%, respectively.
•	Gross margin increased to 31.9% of net sales for the first quarter of fiscal 2020 versus 31.6% of net sales for the prior year’s first quarter.
•	Operating expenses decreased $0.3 million to $12.8 million for the first quarter of fiscal 2020.
•	Net income of $0.2 million for the first quarter of fiscal 2020 compared to $0.4 million for last year’s first quarter and a net loss in the fourth quarter of fiscal 2019.
•	Earnings per common (diluted) share of $0.01 for the first quarter of fiscal 2020 compared to $0.03 per common (diluted) share for the first quarter of fiscal 2019.
•	Cash and investments of $46.5 million at August 31, 2019 versus $50.0 million at June 1, 2019.

LaFox, IL, OCTOBER 9, 2019: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its first quarter ended August 31, 2019. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

First Quarter Results

Net sales for the first quarter of fiscal 2020 decreased 7.9% to $40.7 million compared to net sales of $44.2 million in the prior year’s first quarter. PMT sales decreased $4.2 million primarily due to the decline in the semiconductor wafer fabrication equipment market, partially offset by higher sales of power conversion and RF and microwave components. Canvys sales increased by $0.1 million or 1.4% due to higher demand in its North American market. Richardson Healthcare sales increased $0.6 million or 26.8% as a result of higher sales of our ALTA750 TM CT tube and replacement parts for diagnostic imaging equipment.

Gross margin decreased to $13.0 million, or 31.9% of net sales during the first quarter of fiscal 2020, compared to $14.0 million, or 31.6% of net sales during the first quarter of fiscal 2019. Margin increased as a percent of net sales primarily due to favorable product mix and manufacturing over absorption in Richardson Healthcare, partially offset by unfavorable product mix and foreign exchange rates for Canvys.

Operating expenses were $12.8 million for the first quarter of fiscal 2020 compared to $13.1 million in the first quarter of fiscal 2019. The decrease in operating expenses resulted from lower employee benefits, IT and bad debt expenses. As a result, the Company reported an operating income of $0.1 million for the first quarter of fiscal 2020 compared to operating income of $0.9 million in the prior year’s first quarter.

Other income for the first quarter of fiscal 2020, including interest income and foreign exchange, was $0.2 million, compared to other expense of $0.2 million in the first quarter of fiscal 2019.

The income tax provision of $0.2 million for the first quarter of fiscal 2020 reflected a provision for foreign income taxes, which was lower than the prior year’s first quarter and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss.  The tax provision of $0.3 million in last year’s first quarter included a provision for foreign income taxes and no U.S. tax benefit due to the valuation allowance recorded against the net operating loss.

Net income for the first quarter of fiscal 2020 was $0.2 million compared to net income of $0.4 million in the first quarter of fiscal 2019. Earnings per common share (diluted) in the first quarter of fiscal 2020 were $0.01 compared to $0.03 per common share (diluted) in the prior year’s first quarter.

“We are pleased with the quarter over quarter growth in our Healthcare business. We are optimistic this trend will continue with increasing customer confidence in the ALTA750 TM CT tube as well as the recent approval to use the CE Mark opening up sales opportunities throughout Europe,“ said Edward J. Richardson, Chairman, Chief Executive Officer, and President. “Revenues resulting from our investments in new power and microwave technologies also continue to increase and Canvys is providing consistent growth helping offset the soft semiconductor wafer fab equipment market,” he concluded.

CASH DIVIDEND

The Company also announced today that its Board of Directors declared a $0.06 quarterly dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on November 22, 2019, to common stockholders of record as of November 7, 2019.

Cash and investments at the end of the first quarter of fiscal 2020 were $46.5 million compared to $50.0 million at the end of the fourth quarter of fiscal 2019 and $54.8 million at the end of the first quarter of fiscal 2019. The Company spent $0.3 million during the quarter on capital expenditures primarily relating to our IT system and LaFox manufacturing business versus $1.1 million during the first quarter of fiscal 2019. During the first quarter of fiscal 2020, the Company did not repurchase any shares of its common stock. Currently, there are 11.0 million outstanding shares of common stock and 2.1 million outstanding shares of Class B common stock.

CONFERENCE CALL INFORMATION

On Thursday, October 10, 2019, at 9:00 a.m. CDT, Edward J. Richardson, Chairman and Chief Executive Officer, and Robert J. Ben, Chief Financial Officer, will host a conference call to discuss the Company’s first quarter fiscal year 2020 results. A question and answer session will be included as part of the call’s agenda.

Participant Instructions

Below are the instructions with the general number and access code. Please note that those using these dial-in instructions and access code only, will be logged in as a guest.  If you would like your name announced on the call, please also register using the link below.

Participant Telephone Instructions:

US Toll Free: 1-877-369-5230

US Toll: 1-617-668-3632

Access Code: 0355952#

International Dial-in Numbers

Register, receive a unique attendee ID by email and therefore be identified by name during the call (Note, this option cannot be shared by more than one person):

WebEx Entry Link: FY20 1st Quarter Earnings Call for Richardson Electronics

Need urgent assistance? Call 1-301-250-7202

A replay of the call will be available beginning at 11:00 a.m. CDT on October 11, 2019.  The toll-free telephone number for the replay is (833) 922-0391.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business which are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 5, 2019. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events, or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high value flat panel detector solutions, replacement parts, tubes and service training for diagnostic imaging equipment; and customized display solutions. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	August 31, 2019	June 1, 2019
Assets
Current assets:
Cash and cash equivalents	$46,457	$42,019
Accounts receivable, less allowance of $296 and $339, respectively	21,946	24,296
Inventories, net	54,137	53,232
Prepaid expenses and other assets	2,424	3,067
Investments - current	—	8,000
Total current assets	124,964	130,614
Non-current assets:
Property, plant and equipment, net	18,640	19,111
Intangible assets, net	2,696	2,763
Lease ROU asset	4,107	—
Non-current deferred income taxes	579	529
Total non-current assets	26,022	22,403
Total assets	$150,986	$153,017
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,906	$16,943
Accrued liabilities	10,338	11,273
Lease liability current	1,541	—
Total current liabilities	24,785	28,216
Non-current liabilities:
Non-current deferred income tax liabilities	216	212
Lease liability non-current	2,678	—
Other non-current liabilities	692	832
Total non-current liabilities	3,586	1,044
Total liabilities	28,371	29,260
Stockholders’ equity
Common stock, $0.05 par value; issued and outstanding 11,029 shares at August 31, 2019 and 10,957 shares at June 1, 2019	551	547
Class B common stock, convertible, $0.05 par value; issued and outstanding 2,097 shares at August 31, 2019 and June 1, 2019	105	105
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	61,200	61,012
Common stock in treasury, at cost, no shares at August 31, 2019 and June 1, 2019	—	—
Retained earnings	59,085	59,703
Accumulated other comprehensive income	1,674	2,390
Total stockholders’ equity	122,615	123,757
Total liabilities and stockholders’ equity	$150,986	$153,017

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended
	August 31, 2019	September 1, 2018
Statements of Comprehensive Loss
Net sales	$40,653	$44,157
Cost of sales	27,702	30,204
Gross profit	12,951	13,953
Selling, general and administrative expenses	12,847	13,099
Loss on disposal of assets	1	—
Operating income	103	854
Other (income) expense:
Investment/interest income	(120)	(126)
Foreign exchange loss	(110)	286
Other, net	(1)	(8)
Total other (income) expense	(231)	152
Income before income taxes	334	702
Income tax provision	177	271
Net income	157	431
Foreign currency translation loss, net of tax	(716)	(740)
Comprehensive loss	$(559)	$(309)
Net income per share
Common shares - Basic	$0.01	$0.03
Class B common shares - Basic	$0.01	$0.03
Common shares - Diluted	$0.01	$0.03
Class B common shares - Diluted	$0.01	$0.03
Weighted average number of shares:
Common shares – Basic	10,990	10,829
Class B common shares – Basic	2,097	2,132
Common shares – Diluted	10,990	10,982
Class B common shares – Diluted	2,097	2,132
Dividends per common share	$0.060	$0.060
Dividends per Class B common share	$0.054	$0.054

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	August 31, 2019	September 1, 2018
Operating activities:
Net income	$157	$431
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	833	764
Inventory provisions	161	215
Loss on disposal of assets	1	—
Share-based compensation expense	188	165
Deferred income taxes	(48)	58
Change in assets and liabilities:
Accounts receivable	2,161	(198)
Inventories	(1,357)	77
Prepaid expenses and other assets	625	37
Accounts payable	(3,955)	(5,419)
Accrued liabilities	(876)	227
Other	56	13
Net cash used in operating activities	(2,054)	(3,630)
Investing activities:
Capital expenditures	(339)	(1,072)
Proceeds from maturity of investments	8,000	—
Purchases of investments	—	(2,300)
Net cash provided by (used in) investing activities	7,661	(3,372)
Financing activities:
Proceeds from issuance of common stock	—	192
Cash dividends paid	(775)	(764)
Payment of financing lease principal	(30)	—
Other	4	—
Net cash used in financing activities	(801)	(572)
Effect of exchange rate changes on cash and cash equivalents	(368)	(413)
Increase (decrease) in cash and cash equivalents	4,438	(7,987)
Cash and cash equivalents at beginning of period	42,019	60,465
Cash and cash equivalents at end of period	$46,457	$52,478

Richardson Electronics, Ltd. Net Sales and Gross Profit For the First Quarter of Fiscal 2020 and Fiscal 2019 ($ in thousands)
By Strategic Business Unit:

Net Sales
	Q1 FY 2020		Q1 FY 2019	% Change
PMT	$30,567		$34,769	-12.1%
Canvys	7,277		7,173	1.4%
Healthcare	2,809		2,215	26.8%
Total	$40,653		$44,157	-7.9%

Gross Profit
	Q1 FY 2020	% of Net Sales	Q1 FY 2019	% of Net Sales
PMT	$9,679	31.7%	$11,007	31.7%
Canvys	2,321	31.9%	2,313	32.2%
Healthcare	951	33.9%	633	28.6%
Total	$12,951	31.9%	$13,953	31.6%